Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus supplement pertaining to the increase in the amount of securities available for sale under the previously filed Registration Statement on Form S-3 (No. 333-146422, filed on October 11, 2007 and declared effective on October 11, 2007) of Chelsea Therapeutics International, Ltd. and to the incorporation by reference therein of our reports dated March 3, 2009, with respect to the consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Chelsea Therapeutics International, Ltd. and Subsidiary included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

July 17, 2009